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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE

NOVAMETRIX Acquires Children's Medical Ventures

WALLINGFORD, Conn., July 1 /PRNewswire/ -- NOVAMETRIX MEDICAL SYSTEMS INC. (Nasdaq: NMTX) announced today that the company has acquired Children's Medical Ventures, Inc. (ChMV), a developer and provider of Neonatal and Pediatric infant care and developmental care products and services. Revenues of approximately $7.0 million were recorded by ChMV for the twelve months ended May 31, 1999. Under the transaction, the Company purchased all of the outstanding shares of ChMV for the cash amount of $8.7 million and a five-year warrant to purchase 25,000 shares of the Company's Common Stock, issued at market. The transaction is expected to be non-dilutive in fiscal 2000 and accretive in subsequent years.

Commenting on the acquisition, William J. Lacourciere, Chairman of the Board, President and Chief Executive Officer stated, "The acquisition of ChMV is a great opportunity for the Company. ChMV has been providing unique, patient friendly, proprietary, developmental care products to NICU and PICU (neonatal and pediatric intensive care unit) departments for nearly ten years. Their products and brands enjoy wide recognition throughout infant care markets. Eighty percent of clinicians polled recognize ChMV product brands. Their organization is market driven. ChMV product concepts have, for the most part, been based upon ideas generated from hospital infant care clinicians. Their entire sales and marketing organization has been devoted solely to infant care sales and marketing to the NICU and PICU."

He continued, "Novametrix' original products were developed for neonatal patients. Uniquely, every product developed today by Novametrix, although intended for the wider adult patient market, are also engineered for neonatal and pediatric applications. As we see greater opportunities for sales of products like NICO (Non-Invasive Cardiac Output) to adult markets, our sales organization will spend less time in the NICU and PICU markets. The ChMV sales and marketing organization can now incorporate Novametrix
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infant care products into their own product line, providing new emphasis and focus and improving our sales opportunities in those markets."

Mr. Lacourciere added, "ChMV has been experiencing growth rates exceeding 25% annually. We believe their growth will continue, and be enhanced by Novametrix' products and relationships. Numerous new products are planned by ChMV for future introduction and, along with certain new products of Novametrix such as Co2smo PLUS!(TM), will provide the foundation for sustained growth in the future."

Mr. Lacourciere also stated, "ChMV is expected to provide $7.5 million of revenues in the ten months that remain in this fiscal year (an annual runrate of approximately $9.0 million). Also, one of the features of the acquisition is the many synergies associated with the combination of Companies. We will leave all ChMV sales, marketing and creative functions in Massachusetts, their present location, but move most of the other functions such as manufacturing, accounting, purchasing, etc. to our Wallingford location. As noted earlier, the Company will be able to focus our sales staff on new and growing opportunities primarily in adult markets with our NICO and Oximetry conversion products, without de-emphasizing sales efforts with other products to the NICU and PICU markets. In fact, this marriage should have the effect of increasing the sales of our products to those markets at a time when they may well have declined."

NOVAMETRIX MEDICAL SYSTEMS INC. is a leading designer, developer, manufacturer and marketer of medical electronic instruments and sensors which non-invasively and continuously assess a critically ill patient's status. The Company's products provide cardiac output, oxygen, carbon dioxide and respiratory mechanics measurements and are primarily used in operating rooms, intensive care units, respiratory care departments and emergency rooms and for patient transport.

This press release contains forward-looking statements about the Company's products and projected operating results. Shareholders and potential investors are cautioned that such statements are predictions and that actual events or results may vary significantly. The


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Company's ability to achieve its projected results is dependent upon a variety of factors, many of which are outside of management's control, including without limitation: an unanticipated slowdown in the healthcare industry; unanticipated technological developments which affect the competitiveness of the Company's products; or an unanticipated delay or loss of business. The Company does not intend to update publicly any of the forward-looking statements contained herein.

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